Exhibit 5.1

             [Letterhead of Rosenberg Rich Baker Berman & Company]

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Millennium Biotechnologies Group, Inc.

As independent public accountants, we hereby consent to the inclusion in a Registration Statement on Form S-8 to be filed with the Commission on or about September 4, 2003, of our report dated April 25, 2003 on the consolidated balance sheet of Millennium Biotechnologies Group, Inc. and Subsidiary as of December 31, 2002 and the related consolidated statements of operations, stockholder's equity (impairment), and cash flows for the years ended December 31, 2002 and 2001 and to all references to our Firm included in this Registration Statement.

                              /s/ Rosenberg Rich Baker Berman & Company

                              ROSENBERG RICH BAKER BERMAN & COMPANY

Bridgewater, NJ
September 3, 2003